State of Delaware
       Certificate of Incorporation
          A Stock Corporation
        (With directors liability)



1.  The name of the corporation shall be
     Valiant Healthcare, Inc.

2. Its registered office in the State of Delaware is located at 341 Raven Circle
     In the City of Wyoming, County of Kent
     Zip Code 19934-4033 and its Registered Agent at such address is Corporation USA, LLC

3. The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporation is organized under the General Corporation Laws of Delaware.

4. The total number of shares which the corporation shall authorized to issue is: 100,000,000 shares with a par value of .00001 per share.

5. The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

6. The name and address of the incroproator is as follows: Mirella Salem, 210 N. University Drive, Suite 810, Coral Springs, Florida 33071

7. The Board of Directors shall have the power to adopt, amend or repeal by by-laws.

8. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 23rd day of June, 2008.

                              By: /s/ Mirella Salem

                                   Incorporator